CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           NAPRO BIOTHERAPEUTICS, INC.

     NaPro BioTherapeutics, Inc., a Delaware corporation (the "Corporation" does hereby certify as follows:

     1. That the Board of Directors of the Corporation adopted resolutions providing for the amendment of the Corporation's Amended and Restated Certificate of Incorporation as set forth in paragraph 4 below (the "Amendment") and for the submission of the Amendment to the stockholders of the Corporation for their consideration and approval.

     2. That, at the Corporation's Annual Meeting of Stockholders called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law (the "DGCL"), the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote thereon voted in favor of the Amendment.

     3. That the Amendment was duly adopted in accordance with Section 242 of the DGCL.

     4. Paragraph I of Article Fourth of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

     I.   AUTHORIZED SHARES

          The Corporation shall have authority to issue 48,000,000 shares of capital stock, 45,000,000 of which shall be Common Stock, with a par value of $.0075 per share, 1,000,000 of which shall be Nonvoting Common Stock, with a par value of $.0075 per share, and 2,000,000 of which shall be Preferred Stock with a par value of $.001 per share.

     IN WITNESS WHEREOF, NaPro BioTherapeutics, Inc. has caused this Certificate of Amendment to be executed as of this 31st day of October, 2000.

                                   NAPRO BIOTHERAPEUTICS, INC.


                                   By: /s/ Sterling K. Ainsworth
                                       Sterling K. Ainsworth, President

Attest: /s/ Patricia A. Pilia
        Patricia A. Pilia, Secretary